Exhibit 99.1 NEWS RELEASE

Threshold Pharmaceuticals Reports Second Quarter 2014 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – August 1, 2014 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today reported financial results for the second quarter 2014. Revenue for the second quarter ended June 30, 2014 was $3.7 million. The operating loss for the second quarter ended June 30, 2014 was $7.5 million. The net loss for the second quarter ended June 30, 2014 was $0.8 million, which included the operating loss of $7.5 million and non-cash income of $6.7 million related to the changes in fair value of the Company's outstanding warrants and was classified as other income (expense). As of June 30, 2014, Threshold had $75.2 million in cash, cash equivalents and marketable securities, with no debt outstanding.

“With progress made in the second quarter, TH-302 is now the subject of investigation in three large randomized trials, including two pivotal trials in patients with advanced soft tissue sarcoma and advanced pancreatic cancer and a trial designed to support registration in patients with advanced non-squamous non-small cell lung cancer,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “In our pivotal trial of TH-302 in patients with soft tissue sarcoma, we expect that the pre-planned interim safety and efficacy analyses will be conducted by the trial’s independent data monitoring committee (IDMC) in September of this year. The IDMC’s analyses will be accompanied by their recommendation on next steps, which we plan to announce shortly thereafter. Beyond our major therapeutic areas of focus, we continue to investigate TH-302 in other types of tumors and continue to be encouraged by early data, particularly in glioblastoma and multiple myeloma, as presented in the second quarter at ASCO.”

Second Quarter 2014 Financial and Operational Results

For the second quarter ended June 30, 2014, we recognized $3.7 million in revenue from the amortization of the aggregate of $110 million in upfront payment and milestone payments that were earned in 2013 and 2012 from our global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany. For the second quarter ended June 30, 2013, we recognized $3.2 million in revenue from the amortization of the aggregate of $97.5 million in upfront and milestone payments that were earned in 2012 and in the first quarter of 2013 from our collaboration with Merck, KGaA, Darmstadt, Germany. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone are earned or received.

The net loss for the second quarter of 2014 was $0.8 million compared to a net loss of $12.8 million for the second quarter of 2013. Included in the net loss for the second quarter of 2014 was an operating loss of $7.5 million and non-cash income of $6.7 million compared to an operating loss of $7.0 million and non-cash expense of $5.8 million in the net loss for the second quarter of 2013. The non-cash income and expense is related to the change in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense).

Research and development expenses were $8.7 million for the second quarter of 2014 compared to $8.0 million for the second quarter of 2013. The increase in research and development expenses was due primarily to a $1.0 million increase in clinical development expenses and consulting expenses, and an increase of $0.7 million in employee related expenses, partially offset by a $1.0 million increase in the reimbursement from Merck KGaA, Darmstadt, Germany related to their 70% share of total development expenses for TH-302.

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General and administrative expenses were $2.5 million for the second quarter of 2014 versus $2.2 million for the second quarter of 2013. The increase in general and administrative expenses was due primarily to an increase in consulting and employee related expenses to support the Company’s ongoing collaboration with Merck KGaA, Darmstadt, Germany.

Non-cash stock-based compensation expense included in total operating expenses was $1.5 million for the second quarter of 2014 versus $1.3 million for the second quarter of 2013. The increase in stock-based compensation expense was due to the amortization of a greater number of options with higher fair values.

As of June 30, 2014, Threshold had $75.2 million in cash, cash equivalents and marketable securities, a decrease of $11.2 million during the second quarter of 2014. The net decrease in cash, cash equivalents and marketable securities during the second quarter of 2014 is primarily due to the Company's operating cash requirements for the second quarter of 2014, partially offset by the receipt of a $5.2 million reimbursement payment related to Merck KGaA's 70% share of total development expenses for TH-302 for the first quarter of 2014.

Second Quarter 2014 Key Achievements

TH-302 Clinical Development

In June, Threshold initiated dosing in a 440-patient, randomized, double-blind, placebo-controlled Phase 2 trial of TH-302 in combination with pemetrexed in advanced non-squamous non-small cell lung cancer. The international Phase 2 trial is designed to compare the combination of TH-302 and pemetrexed versus the combination of pemetrexed and placebo as second-line therapy in this patient population. A TH-302 dose of 400 mg/m2 will be utilized in combination with full-dose pemetrexed. Overall survival is the primary endpoint; secondary endpoints include safety and assessment of anti-tumor activity as determined by progression-free survival and objective response rate.

Also in June, Threshold initiated dosing in the final stage of an ongoing Phase 1/2 trial of TH-302, in combination with the proteasome inhibitor bortezomib (Velcade®) and low-dose dexamethasone (“TBorD”) in patients with relapsed/refractory multiple myeloma, a cancer of the bone marrow.

TH-302 Data Presentations

In April, two posters were presented at the American Association for Cancer Research (AACR) Annual Meeting 2014, April 5-9, San Diego, California, titled “Combination hypoxia-specific chemotherapy and immunotherapy of prostate cancer” and “Targeting vascular endothelial growth factor A and tumor hypoxia combined with radiation eradicates sarcomas through destruction of tumor vasculature and thwarting of the hypoxic response.”

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In May, two posters were presented at the American Association for Cancer Research’s (AACR’s) Special Conference on Pancreatic Cancer: Innovations in Research and Treatment, May 18-21, New Orleans, Louisiana, titled “Combination treatment with hypoxia-activated prodrug TH-302 and radiation reduce pancreatic tumor initiating cells and tumor growth in patient-derived xenografts” and “Pharmacodynamic changes from the TH-302, gemcitabine, and nab-paclitaxel triplet combination in a xenograft model of pancreatic cancer.”

Also in May, two posters were presented in poster highlight sessions at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting, May 30 – June 3, Chicago, Illinois, titled “Phase 1/2 study of investigational hypoxia-targeted drug, TH-302, and bevacizumab in recurrent glioblastoma (GBM) following bevacizumab failure” and “Preliminary safety and efficacy of TH-302, an investigational hypoxia-targeted drug, and dexamethasone in patients with relapsed/refractory multiple myeloma (RR MM).” A presentation summarizing the posters is available under Webcasts in the Investors section of www.thresholdpharm.com or can be accessed using the following link: http://psav.adobeconnect.com/thresholdpharmaceuticals/.

About TH-302

TH-302 is an investigational hypoxia-activated prodrug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designations for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in earlier-stage clinical trials of other solid tumors and hematological malignancies, in combination with chemotherapy and antiangiogenic therapy, and for certain cancers, is being investigated as a monotherapy.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302, statements regarding the pre-planned interim safety and efficacy analyses of the pivotal Phase 3 clinical trial in soft tissue sarcoma and the timing thereof, and statements regarding the TH-302 clinical development program, including potential development and registrational opportunities. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete TH-302 clinical trials; the time and expense required to conduct such clinical trials and analyze data; our inability to either control or predict with certainty when the pre-planned interim safety and efficacy analyses of the pivotal Phase 3 clinical trial in soft tissue sarcoma will occur; issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results); the risks that preclinical studies in animal models of disease may not accurately predict the result of human clinical trials of TH-302 and that later trials may not confirm the results of earlier trials; that risk that clinical data from clinical trials sponsored by Threshold and Merck KGaA, Darmstadt, Germany, may be insufficient to support any regulatory approvals to market TH-302; Threshold's and Merck KGaA's (Darmstadt, Germany) dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; risks related to Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany, regarding the amount and timing of resource expenditures for the development of TH-302; and Threshold's need for and the availability of resources to develop TH-302 and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on August 1, 2014 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

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THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$3,680	$3,180	$7,361	$6,102

Operating expenses
Research and development	8,664	7,983	18,317	14,451
General and administrative	2,477	2,166	5,111	4,681
Total Operating Expenses	11,141	10,149	23,428	19,132

Loss from operations	(7,461)	(6,969)	(16,067)	(13,030)

Interest income (expense), net	30	34	70	70
Other income (expense) (1)	6,665	(5,822)	8,122	(8,938)
Income (loss) before provision for taxes	(766)	(12,757)	(7,875)	(21,898)
Provision for income taxes	-	31	-	104
Net Income (loss)	$(766)	$(12,788)	$(7,875)	$(22,002)

Net income (loss) per common share
Basic	$(0.01)	$(0.22)	$(0.13)	$(0.39)
Diluted	$(0.12)	$(0.22)	$(0.25)	$(0.39)

Weighted-average shares used in per common
share calculation:
Basic	59,347	57,037	59,325	56,763
Diluted	62,998	57,037	63,433	56,763

(1) Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

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THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities	$75,215	$82,033
Collaboration Receivable	4,263	18,094
Prepaid expenses and other current assets	2,845	2,246
Property and equipment, net	690	686
Other assets	1,159	1,059
Total assets	$84,172	$104,118

Liabilities and stockholders' equity

Total current liabilities (2)	$27,297	$27,016
Deferred Revenue	69,555	76,916
Long-term liabilities (3)	15,573	23,661
Stockholders' equity (deficit)	(28,253)	(23,475)
Total liabilities and stockholders' equity (deficit)	$84,172	$104,118

(1)	Derived from audited financial statements.
(2)	Amount includes current portion of deferred revenue of $14.7 million as of June 30, 2014 and December 31, 2013, respectively.
(3)	Includes as of June 30, 2014 and December 31, 2013, $15.3 million and $23.4 million of warrant liability, respectively.